                                                                    Exhibit 99.2

LOGO OF DQE

                                                           Information
Box 68                                                     for the
Pittsburgh, PA 15230-0068                                  Financial
                                                           Community


                                Financial Data
                      Second Quarter & Year Ended June 30
              (All figures in thousands except per share amounts)
                                  (Unaudited)


                                   Three Months Ended            Twelve Months Ended
                                        June 30,                        June 30,
                                  1998           1997            1998            1997
                                  ----           ----            ----            ----
===========================================================================================

Total operating revenues       $ 300,760      $284,000      $1,228,375        $1,219,904

Net income (loss) after
restructuring charge            ($42,344)     $ 46,778      $  110,012        $  189,736

Net income excluding
non-recurring items            $  40,204(a)     39,760(b)   $  186,336(a, c)  $  182,718(b)

Average number of common
shares outstanding                77,720        77,394          77,671            77,275

Basic earnings (loss) per
share of common stock             ($0.54)     $   0.61      $     1.42        $     2.46

Basic earnings per share of
common stock excluding
non-recurring items            $    0.52(a)   $   0.52(b)   $     2.40(a, c)  $     2.37(b)

Dividend declared per share
of common stock                $    0.36      $   0.34      $     1.42        $     1.34

(a) Earnings per share of common stock excluding the extraordinary restructuring charge in June 1998
(b) Excluding non-recurring $.09 gain associated with sale of Chester Engineers in May 1997
(c) Excluding non-recurring $.08 gain associated with sale of Exide Electronics' stock in November 1997.

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Duquesne Light Company, an electric utility, is the largest of the DQE subsidiaries, and had the following sales in millions of kilowatt-hours for the periods indicated.

Direct Sales:

     Residential                   687    697   3,192   3,253
     Commercial                  1,338  1,338   5,595   5,663
     Industrial                    840    875   3,501   3,382
     Other                          17     20      76      83
                                 -----  -----  ------  ------

     Total sales to customers    2,882  2,930  12,364  12,381
                                 =====  =====  ======  ======

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July 28, 1998